EXHIBIT 99.1

Contact:	Thomas Franco
Alan Oshiki
Broadgate Consultants, Inc.
212-232-2222

For Immediate Release

Aurora Foods Reports Fourth Quarter

$275 Million In Charges Affect Results

Divestiture Process on Plan

ST. LOUIS, February 26, 2003 – Aurora Foods Inc. (NYSE: AOR), a producer and marketer of leading food brands, today announced results for the fourth quarter and year ended December 31, 2002.

     Net sales for the fourth quarter were $212.4 million compared to $229.6 million in the same period last year. Net sales declined as a result of reduced volume, unfavorable product mix and increased trade allowances.

     Primarily as a result of non-cash charges, the Company reported a net loss of $271.2 million for the quarter, or $3.52 per share, compared to net income of $2.4 million, or $0.03 per share, for the fourth quarter 2001. These fourth quarter 2002 results include charges of approximately $275 million related to goodwill and other intangible assets, plant closings and other fixed assets, inventory and deferred tax assets.

     Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and other excluded items as shown on the attached schedule) for the fourth quarter 2002 was

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$38.7 million, compared to $48.1 million for the fourth quarter 2001. This decline was primarily related to reduced net sales, as noted above.

     “The initiatives we have taken in 2002 to increase productivity and reduce capacity and complexity within our organization, coupled with the leadership enhancements the Company has made in the last few months, provide a solid platform for improved performance in 2003,” said Dale F. Morrison, Aurora’s Chairman and Chief Executive Officer. “The fourth quarter reported results do not reflect the real progress we have made since September 2002 to stabilize Aurora’s business and establish a realistic plan for continued improvement.” Aurora’s inefficient trade practices have been addressed in the Company’s future marketing programs, including significant changes to the Company’s trade policies, practices and related execution.

     For the full year 2002, Aurora reported net sales of $771.9 million compared to net sales of $842.1 million for 2001. The Company’s net loss for 2002 was $483.2 million, or $6.59 per share, compared to a net loss of $17.6 million, or $0.26 per share, for 2001. The 2002 loss includes the impact of the charges reflected on the attached reconciliation to adjusted EBITDA and the impact of adopting the new accounting principle for goodwill and intangible assets of $167.4 million, net of tax.

     The Company recently completed negotiations with its bank group waiving and amending certain requirements of its bank agreements at December 31, 2002 as well as amending the agreements going forward. The new amendment with the bank group gives the Company financial flexibility into 2004 and, as of the amendment date, Aurora had in excess of $20 million in liquidity. In the context of this amendment, divestiture proceeds

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of $325 million are required by the end of the first quarter 2004, and must be used to repay the Company’s bank debt.

     Mr. Morrison also noted that the Company’s previously announced divestiture process is progressing according to plan. “We believe that we are positioned to conclude a transaction within the next few months,” said Mr. Morrison. Strategic and financial buyers have expressed interest in each of Aurora’s frozen brands, and the Company is currently in the process of receiving final bids.

     Attached are Aurora’s financial data for the fourth quarter and full year ended December 31, 2002.

Conference Call/Webcast

     Aurora will host a conference call and simultaneous Webcast to discuss its fourth quarter and full-year 2002 results on Wednesday, February 26, 2003, at 11:00 a.m. Eastern Time. Interested parties should dial 1-800-406-6465 in the U.S. or 1-913-981-5574 outside of the U.S., or go to http://www.firstcallevents.com/service/ajwz375831314gf12.html to listen to the call. A replay of the call will be available from 1:00 p.m. Eastern Time on Wednesday, February 26, through Tuesday, March 4, at 1-888-203-1112 in the U.S. or 1-719-457-0820 outside of the U.S. (access code for both replays: 430241) and at the same Web site address.

About Aurora Foods Inc.

     Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines® baking mixes; Log Cabin®, Mrs. Butterworth’s® and Country Kitchen® syrups; Lender’s® bagels; Van de Kamp’s® and

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Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfast products; Celeste® frozen pizza and Chef’s Choice® skillet meals. More information about Aurora may be found on the Company’s Web site at www.aurorafoods.com.

     CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company’s prospects in general. For a summary of such risks and uncertainties, see the Company’s periodic reports and other filings with the Securities and Exchange Commission.

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AURORA FOODS INC.
CONSOLIDATED
BALANCE SHEETS
(IN THOUSANDS)

	December 31,	December 31,
	2002	2001

ASSETS:
Cash & cash equivalents	$12,904	$184
Accounts receivable, net	49,779	91,229
Accounts receivable sold	(14,835)	(33,302)
Inventories	94,680	99,560
Prepaid expenses and other assets	2,984	5,524
Current deferred tax assets	—	18,563

Total current assets	145,512	181,758
Property, plant and equipment, net	171,570	232,650
Deferred tax asset	—	47,799
Goodwill and other intangible assets, net	903,870	1,229,652
Other assets	30,470	31,181

Total assets	$1,251,422	$1,723,040

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current maturities of long-term debt	$43,259	$37,970
Accounts payable	45,596	73,001
Accumulated preferred dividends payable	2,939	1,586
Accrued liabilities	60,408	80,417

Total current liabilities	152,202	192,974
Senior secured term debt	464,756	472,793
Senior secured revolving debt facility	153,600	127,700
Senior unsecured debt	21,951	—
Senior subordinated notes	401,349	401,605
Capital lease obligation	1,724	1,833
Other liabilities	15,421	16,683

Total liabilities	1,211,003	1,213,588

Commitments and contingent liabilities
Stockholders’ equity
Preferred stock	37	37
Common stock	772	743
Paid-in capital	684,773	685,542
Treasury stock	—	(13,266)
Accumulated deficit	(644,263)	(159,760)
Accumulated other comprehensive loss	(900)	(3,844)

Total stockholders’ equity	40,419	509,452

Total liabilities and stockholders’ equity	$1,251,422	$1,723,040

AURORA FOODS INC.
CONSOLIDATED
INCOME STATEMENTS
(Dollars and shares in thousands)

	Three Months Ended December 31,

	2002	2001

	(unaudited)
Net sales	$212,360	$229,628
Cost of goods sold	(134,671)	(137,551)

Gross profit	77,689	92,077

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(33,061)	(32,723)
Consumer marketing	(5,382)	(7,176)

Total brokerage, distribution and marketing expenses	(38,443)	(39,899)
Amortization of intangibles	(2,776)	(11,251)
Selling, general and administrative expenses	(14,909)	(12,197)
Goodwill and tradename impairment charges	(67,091)	—
Plant closure and impaired asset charges	(23,325)	—

Total operating expenses	(146,544)	(63,347)

Operating (loss) income	(68,855)	28,730
Interest and financing expenses:
Interest expense, net	(23,420)	(23,811)
Adjustment to value of derivatives	(1,196)	646
Amortization of deferred financing expense	(2,856)	(867)

Total interest and financing expenses	(27,472)	(24,032)

Income (loss) before income taxes	(96,327)	4,698
Income tax expense	(174,908)	(2,316)

Net income (loss)	(271,235)	2,382
Preferred dividends	(346)	(320)

Net income (loss) available to common stockholders	$(271,581)	$2,062

Basic and diluted income (loss) per share available to common stockholders	$(3.52)	$0.03

Weighted average number of shares outstanding
Basic	77,144	71,622

Diluted	77,144	73,955

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

AURORA FOODS INC.
CONSOLIDATED
INCOME STATEMENTS
(Dollars and shares in thousands)

	Years ended December 31,

	2002	2001

Net sales	$771,869	$842,141
Cost of goods sold	(494,443)	(494,698)

Gross profit	277,426	347,443

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(117,050)	(117,739)
Consumer marketing	(25,709)	(37,213)

Total brokerage, distribution and marketing expenses	(142,759)	(154,952)
Amortization of intangibles	(10,348)	(44,670)
Selling, general and administrative expenses	(58,991)	(58,035)
Goodwill and tradename impairment charges	(67,091)	—
Plant closure and impaired asset charges	(53,225)	—
Other financial, legal, accounting, and consolidation items, net	—	3,066

Total operating expenses	(332,414)	(254,591)

Operating (loss) income	(54,988)	92,852
Interest and financing expenses:
Interest expense, net	(92,531)	(103,150)
Adjustment to value of derivatives	(12,050)	(10,641)
Issuance of warrants	(1,779)	—
Amortization of deferred financing expense	(7,667)	(3,468)

Total interest and financing expenses	(114,027)	(117,259)

Loss before income taxes and cumulative effect of change in accounting	(169,015)	(24,407)
Income tax (expense) benefit	(146,756)	6,828

Net loss before cumulative effect of change in accounting	(315,771)	(17,579)
Cumulative effect of change in accounting, net of tax of $82,237	(167,379)	—

Net loss	(483,150)	(17,579)
Preferred dividends	(1,353)	(1,253)

Net loss available to common stockholders	$(484,503)	$(18,832)

Basic and diluted loss per share available to common stockholders:
Loss before cumulative effect of change in accounting	$(4.31)	$(0.26)
Cumulative effect of change in accounting, net of tax	(2.28)	—

Net loss available to common stockholders	$(6.59)	$(0.26)

Weighted average number of shares outstanding	73,511	72,499

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

AURORA FOODS INC.
CONSOLIDATED
CASH FLOW STATEMENT
(IN THOUSANDS)

	Years Ended December 31,

	2002	2001

Cash from operations:
Net loss	$(483,150)	$(17,579)
Adjustments to reconcile net loss to cash from operations:
Depreciation expense	29,558	28,746
Amortization expense	18,324	47,905
Deferred income taxes	146,756	(6,828)
Recognition of non-cash loss on derivatives	12,050	9,018
Cumulative effect of change in accounting, net of tax	167,379	—
Issuance of warrants	1,779	—
Non-cash plant closure and asset impairment charges	47,156	—
Intangible asset impairment charges	67,091	—
Receipt of shares from former management	—	(15,653)
Recognition of liability to shareholder class	—	10,000
Other, net	309	273
Changes to operating assets and liabilities:
Receivables	41,083	29,964
Inventories	5,527	4,759
Prepaid expenses and other current assets	(5,183)	1,151
Accounts payable	(27,405)	22,878
Accrued expenses	(11,116)	(15,356)
Other non-current liabilities	(7,558)	(4,733)

Net cash provided by operations	2,600	94,545

Cash flows from investing activities:
Asset additions	(23,072)	(24,986)
Proceeds from asset sales	4,190	66

Net cash (used for) investment activities	(18,882)	(24,920)

Cash (used for) provided by financing activities:
Senior secured revolving (repayments) borrowings, net	25,900	(32,300)
Repayment of borrowings	(38,039)	(32,966)
Senior secured financing	35,000	—
Senior unsecured financing	24,250	—
Decrease in accounts receivable sold	(18,467)	(5,263)
Capital contributions and other, net	358	563

Net cash provided by (used for) financing activities	29,002	(69,966)

Net change in cash	12,720	(341)
Beginning cash and cash equivalents	184	525

Ending cash and cash equivalents	$12,904	$184

AURORA FOODS INC.
RECONCILIATION TO ADJUSTED EBITDA
(IN MILLIONS)

	Year Ended		Quarter Ended
	December 31,		December 31,

	2002	2001	2002	2001

Operating (Loss) Income	$(55.0)	$92.9	$(68.9)	$28.7
Depreciation and Amortization	39.9	73.4	9.0	19.4

EBITDA(1)	(15.1)	166.3	(59.9)	48.1
Plant Closure and Fixed Asset Impairments	53.2	—	23.3	—
Goodwill and Tradename Impairments	67.1	—	67.1	—
Inventory Charges	8.0	—	8.0	—
First Quarter 2002 Charges	19.8	—	—	—
Bank Amendment Costs and Other	0.7	—	0.2	—
Other Financial, Legal, Accounting & Consolidation Items	—	(3.1)	—	—

Adjusted EBITDA(2)	$133.7	$163.2	$38.7	$48.1

The Company believes the measures defined below provide additional information for determining its ability to meet capital expenditure and debt service requirements. These measures do not represent and should not be considered an alternative to operating income, net income or cash flow from operations as determined by generally accepted accounting principles. These measures do not necessarily indicate whether cash flow will be sufficient for cash requirements and should no t be deemed to represent funds available to the Company. The calculation of these measures does not include the commitments of the Company for capital expenditures and payment of debt. These measures, as presented, may not be comparable to similarly-titled measures of other companies.

(1)	EBITDA represents earnings before interest and financing expenses, taxes, depreciation and amortization and before the accounting change.

(2)	Adjusted EBITDA is defined as EBITDA before the items noted in the table above.